EXHIBIT (a)(1)(L)
PEROT SYSTEMS CORPORATION
SUPPLEMENT NO. 2 DATED DECEMBER 14, 2005
TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS DATED NOVEMBER 15, 2005
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RELATING TO CERTAIN STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION AMENDED AND RESTATED 1991 STOCK OPTION PLAN
PURSUANT TO THE SOLUTIONS PURCHASE AGREEMENT
IN EXCHANGE FOR STOCK OPTIONS
GRANTED UNDER THE
PEROT SYSTEMS CORPORATION 2001 LONG-TERM INCENTIVE PLAN
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THE ELECTION DEADLINE OF THE OFFER HAS NOT CHANGED. THE OFFER AND THE RIGHT TO WITHDRAW STOCK OPTIONS FROM THE OFFER WILL EXPIRE AT 6:00 P.M. EASTERN TIME ON DECEMBER 19, 2005, UNLESS THE OFFER IS EXTENDED.
     Perot Systems Corporation (“PSC,” the “Company” or “we”) hereby amends and supplements with this Supplement No. 2 (this “Supplement No. 2”) its offer to exchange certain eligible stock options to purchase shares of Class A common stock of PSC, par value $0.01 per share (“Common Stock”), outstanding under our Amended and Restated 1991 Stock Option Plan (the “1991 Plan”), all of which are currently unvested and are not scheduled to vest until March 31, 2010, for fully vested replacement stock options to purchase a designated number of shares of our Common Stock to be granted under our 2001 Long-Term Incentive Plan (the “2001 Plan”) upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 15, 2005 (the “Original Offer to Exchange”), as amended and supplemented by the Supplement dated December 5, 2005 to the Original Offer to Exchange (the “Supplement”). The Original Offer to Exchange, together with the Supplement and this Supplement No. 2, constitute the “Offer.”
     Except as otherwise set forth in this Supplement No. 2, the terms and conditions previously set forth in the Original Offer to Exchange and the Supplement, including information incorporated by reference therein, have not changed and remain applicable in all respects to the Offer. This Supplement No. 2 should be read in conjunction with the Original Offer to Exchange and the Supplement.

1. Amendment No. 2 to Schedule TO
     On the date of this Supplement No. 2, we intend to file with the Securities and Exchange Commission (the “SEC”) Amendment No. 2 to Schedule TO that we filed on November 15, 2005 in connection with the commencement of the Offer. Amendment No. 2 to Schedule TO incorporates by reference the terms of this Supplement No. 2 and includes certain revised or additional exhibits to the Schedule TO, including this Supplement No. 2.
2. Amendment to the Summary of Terms
     We hereby amend the Summary of Terms included in the Original Offer to Exchange and the Supplement (the “Summary of Terms”) as set forth below:
     (a) Question 11 (“Are there any other circumstances under which I would not be granted replacement options?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
11.	Are there any other circumstances under which I would not be granted replacement options?
     Even if we accept your existing options for exchange, we will not grant replacement options to you if we are prohibited from doing so under applicable law or regulations. For example, we could become prohibited from granting replacement options as a result of changes in SEC rules, regulations or policies, state securities laws or NYSE listing requirements. (Section 16)
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we enter into a definitive agreement regarding a merger with or acquisition of us by another company, or otherwise consummate such a merger or acquisition, before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you may receive a different number of replacement options or that you may not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event. (Section 11)
     (b) Question 31 (“What happens if PSC is acquired by or merges with another company after my eligible options have been accepted for exchange but before replacement options are granted?”) included in the Summary of Terms is hereby amended and restated in its entirety to read as follows:
31.	What happens if PSC is acquired by or merges with another company after my eligible options have been accepted for exchange but before replacement options are granted?
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we enter into a definitive agreement regarding a merger with or acquisition of us by another company, or otherwise consummate such a merger or acquisition, after your eligible options are accepted for exchange but before we grant the replacement options, we cannot guarantee that the acquiring company would be bound by our obligation to grant replacement options. It is possible that you would not receive any replacement options, securities of the acquiring company or any other compensation for your eligible options. While we may seek to make provisions in such transaction for the grant of replacement options, we cannot guarantee that any replacement options would be granted in such an event.
     If the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options could be options to purchase stock or other securities of the acquiring company, which might result in the right to receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options. If we merge into or are acquired by another company or sell part of our business, some or all of our employees may have their employment terminated in connection with the transaction or otherwise no longer be employed by PSC. Termination of your employment with PSC in these events or for any other reason means that you will receive neither replacement options nor any other compensation for your cancelled options. You must be an eligible employee on the grant date of the replacement options to receive replacement options. (Section 11)
3. Amendment to Effect of a Merger or Acquisition Before We Grant Replacement Options
     Section 11 (“Effect of a Merger or Acquisition Before We Grant Replacement Options”) of the Original Offer to Exchange is hereby amended and restated in its entirety to read as follows:
11.	Effect of a Merger or Acquisition Before We Grant Replacement Options
     Although unlikely given the short time period between the end of the Offer and the date we expect to grant replacement options, if we enter into a definitive agreement regarding a merger with or acquisition of us by another company, or otherwise consummate such a merger or acquisition, after we accept eligible options for exchange in the Offer but before we grant the replacement options, the terms of the replacement options will depend on how the acquisition is structured and on the terms of the acquisition agreement between the acquirer and us.
     If we merge into the acquiring company such that the acquiring company is the surviving entity, the acquiring company would automatically be bound by our obligations with respect to the Offer. We might also be acquired through a merger or other transaction in which we become a subsidiary of the acquiring company. In that event, the acquiring company would not automatically be bound by or assume our obligations with respect to the Offer. We may seek to make provision in the acquisition agreement for eligible employees whose eligible options have been accepted for exchange in the Offer, but we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any replacement options would be granted in the event of any such acquisition.
     If we are acquired before the replacement option grant date in a transaction in which the acquiring company is bound by or assumes our obligations with respect to the Offer, the replacement options may become options to purchase stock or other securities of the acquiring company. The type of securities covered by the replacement option for securities in the acquiring company might not be the type you would have received in this transaction. As a result of the ratio in which our Common Stock may convert into an acquiring company’s securities in an acquisition transaction, you might receive options to purchase more or fewer of the acquiring company’s securities than the number of shares of our Common Stock to be covered by your replacement options.

     If we merge into or are acquired by another company or sell part of our business, the employment of some or all of our employees may be terminated in connection with the transaction. Also, if we sell part of our business, some of our employees will no longer be employed by PSC or a PSC subsidiary, even if they continue to be employed by the acquiring company. TERMINATION OF YOUR EMPLOYMENT WITH PSC OR A WHOLLY OWNED PSC SUBSIDIARY IN THESE EVENTS OR FOR ANY OTHER REASON BEFORE THE REPLACEMENT OPTIONS ARE GRANTED MEANS THAT YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER AND YOU WILL NOT RECEIVE REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION FOR YOUR ELIGIBLE OPTIONS. YOU MUST BE AN ELIGIBLE EMPLOYEE OF PSC OR ONE OF OUR WHOLLY OWNED SUBSIDIARIES ON THE REPLACEMENT OPTION GRANT DATE TO RECEIVE REPLACEMENT OPTIONS.
4. References in Original Offer to Exchange
     All references in the Original Offer to Exchange to the sections of the Original Offer to Exchange that have been amended by this Supplement No. 2 shall be deemed references to such sections as amended by this Supplement No. 2.
     THE ORIGINAL OFFER TO EXCHANGE AND THE DOCUMENTS AND REPORTS INCORPORATED BY REFERENCE THEREIN, THE SUPPLEMENT, THIS SUPPLEMENT NO. 2 AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER. YOU SHOULD READ THESE DOCUMENTS CAREFULLY BEFORE DECIDING WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.
PEROT SYSTEMS CORPORATION
December 14, 2005

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